Exhibit 99.1

VYNE Therapeutics Announces the Appointment of Patrick G. LePore to its Board of Directors

Bridgewater, NJ – September 14, 2020 – VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”) today announced that the Board of Directors of the Company appointed Mr. Patrick G. LePore to serve as a director of the Company, effective as of September 10, 2020.

“We are delighted to welcome Pat to our Board. Pat brings extensive experience from a long and successful career as a senior level executive and board member for several highly regarded companies in the pharmaceutical sector,” said David Domzalski, President and Chief Executive Officer of VYNE. “As VYNE establishes itself as a commercial stage pharmaceutical company, it is important to have Board members with the appropriate areas of expertise. Pat has relevant experience in M&A, operations and the sales and marketing of branded pharmaceuticals, which will be very helpful as we make preparations for our second commercial launch in 2020 and build our franchise in dermatology. We are confident that he will bring valuable insight and make important contributions to our company.”

Mr. LePore stated “I am enthusiastic to be joining the Board of Directors of VYNE, and to work with a highly dedicated organization. VYNE is committed to making a meaningful difference in the lives of patients, and has a strong culture of innovation, a recent track record of regulatory approvals and a great opportunity to build valuable therapeutic brands.”

Mr. LePore has more than 40 years of experience in the pharmaceutical industry, in both private and public sectors, and with board and operational experience in each. He served as Chairman, Chief Executive Officer and President of Par Pharmaceutical Companies, Inc. from September 2006 to 2012. During his tenure at Par, Mr. LePore oversaw the management of over 2,000 employees with facilities across the United States and India. He also directed the growth of its brand business, Strativa, its sales force and the acquisition of several specialty pharmaceutical products. Through Mr. LePore’s leadership, Par increased its value and market presence culminating in its sale to affiliates of TPG Capital for approximately $2 billion in 2012. He remained as chairman of the new company through its sale to Endo International for approximately $8 billion in 2015. Mr. LePore began his career with Hoffmann-LaRoche in 1978 as a sales representative. Later, he founded and took public Boron, LePore & Associates, a medical communications company, which was eventually sold to Cardinal Health. Mr. LePore is currently Chairman of the Board of Lannett Co. Inc., the Vice Chairman of the Board of Matinas BioPharma and is a trustee of Villanova University. Mr. LePore earned a bachelor’s degree from Villanova University and a Master of Business Administration from Fairleigh Dickinson University.

520 US Highway 22 • 2nd Floor • Bridgewater, NJ 08807

About VYNE Therapeutics Inc.

VYNE Therapeutics’ mission is to improve the lives of patients by developing proprietary, innovative and differentiated therapies in dermatology and beyond.

With expertise in topical medicine innovation as a springboard, VYNE is working to develop and commercialize a variety of solutions using its proprietary Molecule Stabilizing Technology (MST™), and has received FDA approval for AMZEEQ® (minocycline) topical foam, 4%, the world’s first topical minocycline, and for ZILXI™ (minocycline) topical foam, 1.5%, the first minocycline product of any kind to be approved by the FDA for use in rosacea. For more information about our approved products, please see AMZEEQ’s Full Prescribing Information at amzeeq.com and ZILXI’s Full Prescribing Information at zilxi.com.

For more information about VYNE Therapeutics Inc. or its investigational products, visit www. vynetherapeutics.com or follow VYNE on Twitter. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Media Relations:

Bridgette Potratz

Zeno Group

312-755-5462, x5516

bridgette.potratz@zenogroup.com

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

646-889-1200

jallaire@lifesciadvisors.com

Andrew Saik

Chief Financial Officer

VYNE Therapeutics

908-731-6180

Andrew.Saik@vynetx.com

520 US Highway 22 • 2nd Floor • Bridgewater, NJ 08807

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the development and commercialization of VYNE’s products and product candidates and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the COVID-19 pandemic and its impact on our business operations; adverse events associated with the commercialization of AMZEEQ and ZILXI; the outcome and cost of clinical trials for current and future product candidates; determination by the FDA that results from VYNE’s clinical trials are not sufficient to support registration or marketing approval of product candidates; the outcome of pricing, coverage and reimbursement negotiations with third party payors for AMZEEQ, ZILXI or any other products or product candidates that VYNE may commercialize in the future; whether, and to what extent, third party payors impose additional requirements before approving AMZEEQ and ZILXI prescription reimbursement; the eligible patient base and commercial potential of AMZEEQ, ZILXI or any of VYNE’s other products or product candidates; risks that VYNE’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of VYNE’s patents may be held to be narrowed, invalid or unenforceable or one or more of VYNE’s patent applications may not be granted and potential competitors may also seek to design around VYNE’s granted patents or patent applications; additional competition in the acne and dermatology markets; risks related to our indebtedness; inability to raise additional capital on favorable terms or at all; VYNE’s ability to recruit and retain key employees; and VYNE’s ability to stay in compliance with applicable laws, rules and regulations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in VYNE’s subsequent filings with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

520 US Highway 22 • 2nd Floor • Bridgewater, NJ 08807